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                                                                     EXHIBIT 11


                       UNION PACIFIC RESOURCES GROUP INC.

                       COMPUTATION OF EARNINGS PER SHARE
                             (Shares in Thousands)
                                  (Unaudited)


                                                                     Six Months
                                                                    Ended June 30,
                                                               -----------------------
                                                                  1996         1997
                                                               ----------   ----------
Average number of shares outstanding .......................      248,928      250,128

Average shares issuable on exercise of stock
     options less shares repurchasable from proceeds .......          922          876
                                                               ----------   ----------
Total average number of common and common
     equivalent shares .....................................      249,850      251,004
                                                               ==========   ==========

Net income (millions) ......................................   $    129.6   $    191.6
                                                               ==========   ==========

Earnings per share .........................................   $     0.52   $     0.76
                                                               ==========   ==========